Exhibit 99.1

SARA LEE’S FISCAL 2003 FIRST QUARTER EARNINGS PER SHARE INCREASE 42%

Company reports diluted earnings per share of $.37 for the first quarter of fiscal 2003, excluding unusual items, up 42 percent over year ago quarter

Operating income increases 25 percent

Earnings per share exceed August 2002 guidance by 28%

CHICAGO (October 24, 2002)—Sara Lee Corporation today reported diluted earnings per share (EPS), excluding unusual items, of $.37, an increase of 42% compared to $.26 one year ago.

Sales were $4.5 billion compared to $4.2 billion a year ago, an increase of 7%, driven largely by the acquisition of The Earthgrains Company. Unit volumes, excluding acquisitions and divestitures, were flat during the quarter, with gains in the company’s Meats, Intimates and Underwear, and Household and Body Care operations offset by declines in the Beverage and Bakery businesses.

Operating income rose 25% due to benefits from the company’s Reshaping program, including increased sales of higher margin products and reduced operating costs. The additional five weeks of Earthgrains’ earnings in fiscal 2003, lower commodity costs and favorable foreign currrency exchange rates also contributed to the increased results. The company’s strongest base business operating income gains occurred in the Meats and Intimates and Underwear businesses.

Including unusual items related to the Reshaping program, the company reported earnings of $.38 per diluted share for the first quarter of fiscal 2003, ending September 28, 2002, compared to $.30 one year ago.

First Quarter Fiscal 2003 Earnings—Sara Lee

In its fiscal 2002 year-end news release issued in August 2002, Sara Lee’s outlook for the first quarter of fiscal 2003 was an EPS range of $.27 to $.29 per diluted share, excluding unusual items. Today’s EPS of $.37 is 28% above the top end of that range reflecting the positive operating performance discussed in this release, including benefits from the company’s Reshaping program, as well as favorable foreign currency exchange rates, lower interest expense and fewer shares outstanding.

“Our strategy is working. We are beginning to realize benefits from the Reshaping program that Sara Lee began two years ago,” said C. Steven McMillan, chairman, president and chief executive officer of Sara Lee Corporation. “I strongly believe that Sara Lee Corporation today has the right mix of food, apparel and household products to satisfy the growing appetite of consumers around the world for high-quality, convenient products that meet their everyday needs.

“My current priority is to make certain that Sara Lee invests in new product development, marketing support for our brands and enhanced organizational structures to deliver sustainable top-line growth. Innovation—in both our products and processes—is a key component of these activities. During this past quarter, we began to see results from several innovation initiatives such as our Senseo coffee system; the Jimmy Dean Fresh Taste. Fast! line of pre-cooked sausages and bacon; Playtex and Bali gel-strap bras; and the expanded distribution of Sara Lee bagels.

“Further, we expect some of our most recent initiatives—including the new Tagless T-shirt from Hanes and our just-introduced line of Sara Lee premium breads—to contribute to increased sales growth in future quarters.”

First Quarter Fiscal 2003 Earnings—Sara Lee

Unusual Items

The company’s results for the first quarters of fiscal 2003 and 2002 were affected by actions related to the Reshaping program initiated in May 2000. Reshaping actions completed during the first quarter of fiscal 2003 were executed for amounts that were more favorable than previously estimated, resulting in an increase in pretax income, net income and diluted EPS of $9 million, $7 million and $.01, respectively. During the first quarter of fiscal 2002, the company’s management approved plans to close certain high cost manufacturing and distribution activities and completed the disposition of certain non-core businesses. Also, during the first quarter of 2002, the company concluded that it could not complete a previously announced business disposition in a timely manner, resulting in the reversal of the charge previously recognized for this planned action. The net impact of these fiscal 2002 activities was a $1 million reduction in pretax income, a $29 million increase in net income and an increase in diluted EPS of $.04 per share.

Performance Review

A performance review for each line of business follows. Unit volumes exclude acquisitions and divestitures unless otherwise noted. All results exclude unusual items unless otherwise noted. All dollar amounts are in millions.

First Quarter Fiscal 2003 Earnings—Sara Lee

SARA LEE MEATS

	First Quarter		Change
	2003	2002
Sales	$923	$938	(2)%
Operating Income	89	74	21%

Sara Lee Meats is among the world’s leading manufacturers of branded packaged meat products with leading positions in the United States, Europe and Mexico.

While sales for the quarter fell 2%, operating income increased 21% reflecting better margins driven by favorable raw material prices and benefits from the company’s Reshaping program. The company also enjoyed an improved product mix including increased sales of Jimmy Dean Fresh Taste. Fast! breakfast sausage, Sara Lee deli meats, Hillshire Farm smoked sausage and Ball Park hot dogs.

The softness in sales revenue is principally a result of lower pricing and increased promotions driven by lower raw material costs. Global unit volumes grew 1%, led by a 3% gain in U.S. retail volumes and a strong 9% increase in U.S. deli volumes reflecting consumer response to Sara Lee’s “Red Wave” marketing program, which created a unique in-store presence for Sara Lee branded meats and cheeses. Foodservice volumes in the United States declined 7% primarily due to lower national account sales. Unit volumes increased 1% in Europe and 2% in Mexico.

Marketing spending increased 7% over last year’s first quarter. Media advertising support grew 17%, with strong double-digit gains behind several key brands, including Hillshire Farm, Sara Lee and Ball Park.

First Quarter Fiscal 2003 Earnings—Sara Lee

SARA LEE BAKERY

	First Quarter		Change
	2003	2002
Sales	$822	$545	51%
Operating Income	44	35	25%

Sara Lee Bakery is a leader in the U.S. fresh bread market, with important positions in the U.S. and European refrigerated dough and European fresh bread markets. The Bakery operations also enjoy leading positions in frozen baked goods in both the United States and Australia.

The significant growth in sales and operating income reflects an additional five weeks of Earthgrains’ results based on the acquisition’s completion in August 2001. This acquisition more than tripled the size of Sara Lee Bakery’s operations and substantially increased its profitability. Sara Lee Bakery’s first quarter sales grew to $822 million compared to $545 million for the same period last year. Operating income grew to $44 million, up 25% from $35 million a year ago. Excluding the impact of the Earthgrains acquisition and foreign exchange, sales were down 3% and operating income was down 26% due to volume declines in the U.S. fresh bread category and increased employee costs.

By category, U.S. fresh bakery unit volumes fell 2% as strength in the high-margin premium and superpremium Sara Lee, IronKids and Earth Grains brands was offset by declines in the private label segment. Unit volumes for the U.S. frozen operations declined 5% as increased foodservice sales were offset by lower retail sales, including the impact of discontinued low-margin products. European fresh bakery unit sales increased 3% during the quarter, while refrigerated dough unit sales fell 1% in the United States but increased 14% in Europe.

First Quarter Fiscal 2003 Earnings—Sara Lee

Sara Lee Bakery is focusing on driving revenue growth through new product introductions and extending the Sara Lee brand into new product areas by leveraging its extensive direct-store-delivery (DSD) system. In addition, IronKids crustless bread, which was first launched in the United States at the end of the prior fiscal year, has achieved full distribution into all of Bakery’s DSD markets. Sales of crustless bread for the European fresh bakery operations continued to exceed expectations, driven by the introduction of this innovative new product into Portugal.

Media advertising and promotion spending increased 34% over last year’s first quarter, primarily due to the additional five weeks of Earthgrains’ results in fiscal 2003. Excluding the impact of acquisitions, media advertising and promotion spending decreased 11% but is expected to increase more than 10% in the second quarter to support the launch of several new products, including Sara Lee bread.

First Quarter Fiscal 2003 Earnings—Sara Lee

BEVERAGE

	First Quarter		Change
	2003	2002
Sales	$619	$614	1%
Operating Income	86	94	(9)%

Sara Lee Beverage is one of the largest producers of roast and ground coffee in the world and is number one in the global out-of-home coffee market. Its primary markets are Europe, the United States and Brazil.

Competitive retail pricing, driven by lower commodity costs, combined with higher marketing expenditures and lower unit volumes, particularly in the United States, resulted in a 9% decline in operating income despite a 1% increase in sales. Excluding the impact of currency and acquisitions, Beverage sales declined 5% and operating income declined 18% in the first quarter.

Business trends were mixed in the quarter, with sales and profit increases in Europe offset by weakness in the United States. In Europe, sales and profits increased for both the retail and out-of-home channels driven in large part by the strengthening of the euro and an improved product mix. Market shares increased in several key countries, including Belgium, Denmark and the United Kingdom. U.S. sales and profits fell by more than 10%, reflecting less promotional activity in our retail business and a continued soft demand for foodservice products.

Global unit sales of roasted coffee and coffee concentrate products fell 4% during the quarter including a 5% decline in retail volumes and a 1% decline in out-of-home unit sales. On a geographic basis, unit volumes fell 2% in Europe, declined 9% in the United States and fell 1% in Brazil.

Media advertising and promotion spending was up 14% with considerable funds devoted to supporting the rollout of the Senseo retail coffee product. The Senseo coffee system continues to increase market share in the Netherlands, Belgium and France, and at the end of September, this innovative product was introduced in Germany.

First Quarter Fiscal 2003 Earnings—Sara Lee

HOUSEHOLD PRODUCTS

	First Quarter		Change
	2003	2002
Sales	$478	$464	3%
Operating Income	72	68	5%

Household Products is Sara Lee’s most global business, with leading positions in four core product categories: body care, air care, shoe care and insecticides, plus a direct selling business in developing markets. It markets products in nearly 200 countries.

For the first quarter of fiscal 2003, sales grew 3% and operating income rose 5%. Increased sales and profits for the company’s traditional household and body care businesses were partially offset by the negative impact of sales declines in Mexico, start-up costs in Brazil and economic issues in Argentina for the Direct Selling operations. The strength of the euro helped reported results; excluding the impact of currency movements, Household Products sales rose 1% and operating income fell 1% compared to the year ago period.

Unit volumes for this segment’s four core categories grew 1%, against an unusually strong 11% increase in last year’s first quarter. This year’s gain was led by increased sales in the air care and body care segments. Sanex deodorants were launched in the United Kingdom during the quarter, expanding the market reach of this well-known pan-European brand, and in September Ambi Pur Instant Perfume, a room spray, was launched in the Netherlands, Spain and France.

Media advertising and promotion spending for this line of business increased 4% over last year’s first quarter, and spending is expected to grow at higher rates beginning in the second quarter to support continued new product activity.

First Quarter Fiscal 2003 Earnings—Sara Lee

INTIMATES AND UNDERWEAR

	First Quarter		Change
	2003	2002
Sales	$1,693	$1,689	0%
Operating Income	206	127	62%

Sara Lee’s Intimates and Underwear business includes intimate apparel, knit products and legwear marketed under many of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in intimate apparel, underwear and legwear in both North America and Europe.

Operating income for Intimates and Underwear increased 62% over the previous year’s first quarter. Profits for this business benefited from lower cotton raw material costs and significant cost savings and production efficiencies derived from Reshaping activities over the past two years. Operating income increased for all three global businesses while sales rose for knit products and intimate apparel. Total unit volumes rose 1%.

Intimates worldwide unit volumes increased 8%, benefiting from product innovation and increased marketing spending for key brands. Unit sales rose at a double-digit rate in the United States, reflecting strong marketing activity behind new products. In the United States, the company’s bra dollar market share increased more than 4 points to 31.4%. European intimate apparel unit sales increased 3%.

Global knit volumes were flat against a 13% increase in last year’s first quarter. In the United States, volumes increased at a mid-single digit rate for men’s and boys’ underwear and grew 25% for Champion brand products; these gains were offset by slightly lower unit sales for women’s and girls’ underwear and other activewear products. The company maintained its number-one unit share in the men’s and boys’ underwear market and the fleece market, and it increased its leading unit share of the women’s and girls’ underwear market by nearly two points to 35.2%.

First Quarter Fiscal 2003 Earnings—Sara Lee

In legwear, sock volumes increased 19%, benefiting from new products and media advertising supporting the Hanes brand. The company increased its number-one unit share of the U.S. sock category by 3 points to 19.6%, widening its lead over the number-two competitor to more than 8 market share points. While unit volumes for sheer hosiery fell 11%, margins rose due to cost efficiencies and an improved product mix. The company increased its dollar share of the U.S. sheer hosiery market by nearly 6 points to more than 55%.

Media advertising and promotion spending for Intimates and Underwear was 13% lower than last year’s first quarter spending. Starting with the second quarter, increased marketing for our key brands, including the launch of new campaigns for both Hanes and Playtex, is expected to drive greater advertising and promotional spending in support of this business. For the full year, marketing spending is expected to show a double-digit increase over last year.

First Quarter Fiscal 2003 Earnings—Sara Lee

Corporate Interest Expense, Tax Rate, and Share Repurchase

Net interest expense was $48 million for the quarter, compared with $51 million in the first quarter of last year. Interest expense decreased as the company benefited from lower interest rates and strong cash flow from operations.

The tax rate for the quarter was 18% compared to 19% in the year ago quarter, excluding unusual items.

During the first quarter of fiscal 2003, Sara Lee Corporation repurchased 6.7 million shares of its common stock at an average price of $18.38 per share.

First Quarter Fiscal 2003 Earnings—Sara Lee

Outlook

Sara Lee’s management currently expects diluted EPS, excluding unusual items, for the second quarter of fiscal 2003 to fall within a range of $.40 to $.42 compared to $.37 in the year-ago period. Full-year fiscal 2003 diluted EPS, also excluding unusual items, are expected to fall in a range of $1.54 to $1.60, compared to $1.36 in fiscal 2002, a gain of 13% to 18%.

By line of business, in the second quarter, management expects modestly higher unit volumes and a strong double-digit increase in operating income for Sara Lee Meats, driven by increased retail and deli product sales, lower commodity costs and savings from the company’s Reshaping program. Sara Lee Bakery results in the second quarter should show flat sales and profits as the company continues to invest heavily in new product development and marketing initiatives to offset weakness in the U.S. fresh bread category. Given their significant exposure to foreign currency, reported results for Sara Lee’s Beverage and Household Products lines of business, the company’s two most global operations, will depend on changes in year-over-year foreign currency values. In the second quarter, the Beverage group is expected to report a modest increase in unit volumes and a slight decline in profits, as strong results in Europe continue to be offset by weakness in U.S. markets. Household Products unit sales are expected to rise at a mid-single digit rate, while operating income should grow more than 10% driven by increased sales of higher margin products. Within the company’s Intimates and Underwear line of business, unit sales should increase for several core categories, including socks, underwear and intimate apparel, and operating income is expected to grow at a double-digit rate.

For the full year, the company is targeting sales growth of 2% to 4%, excluding acquisitions, with a double-digit operating income increase as all five lines of business are expected to contribute to higher profits.

First Quarter Fiscal 2003 Earnings—Sara Lee

Webcast

Janet Bergman, senior vice president, Corporate Relations, will discuss the first quarter results live via the Internet today at 9:00 a.m. (CDT). The live webcast can be accessed at www.saralee.com, and will last approximately one hour. For people who are unable to listen to the webcast live, it will be archived two hours following the completion of the webcast under the “What’s New” section of the Sara Lee corporate Web site for 10 business days.

First Quarter Fiscal 2003 Earnings—Sara Lee

Forward-looking statements

This news release contains certain forward-looking statements concerning Sara Lee’s expected fiscal year 2003 financial results. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.

Factors that could cause Sara Lee’s actual results to differ materially from such forward-looking statements include the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates—particularly the euro—given Sara Lee’s significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) adverse economic trends, including reduced consumer spending, relating in part to substantial declines in the U.S. equities markets; (iv) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries in the world due to the changing business conditions, the financial condition of suppliers and political environments; (v) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value; (vi) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with the business Reshaping initiative; (vii) fluctuations in the cost and availability of various raw materials; (viii) the impact of various food safety issues in parts of Europe on the consumption of meat products in general and the cost of raw materials used in the production of finished goods; (ix) credit and other business risks associated with customers operating in a highly competitive retail environment; and (x) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance. In addition, the company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes.

First Quarter Fiscal 2003 Earnings—Sara Lee

Consequently, the company wishes to caution readers not to place undue reliance on any forward-looking statements. We have provided additional information in our Form 10-K for fiscal year 2002 and in our quarterly reports on Form 10-Q, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company has three global businesses—Food and Beverage, Intimates and Underwear, and Household Products—through which it manufactures and markets products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’Nuts, Hanes, Playtex, Bali, Dim, Kiwi, Ambi-Pur and Sanex.

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Sara Lee Corporation
Executive Summary of Performance

First quarter fiscal 2003 (All results exclude unusual items)	Percentage change

	Sara Lee Meats[1]	Sara Lee Bakery Group[2]	Beverage[3]	Household Products[4]	Intimates and Underwear[5]	Total SLE
Reported sales	(2)%	51%	1%	3%	0%	7%

Base sales*	(5)%	(3)%	(5)%	1%	(1)%	(2)%

Reported operating income	21%	25%	(9)%	5%	62%	25%

Base operating income*	17%	(26)%	(18)%	(1)%	56%	15%

Base unit volumes**	1%	(2)%	(4)%	1%	1%	0%

Diluted earnings per share	—	—	—	—	—	42%

Total advertising and promotional expense	7%	34%	14%	4%	(13)%	1%

Media advertising expense	17%	15%	(18)%	5%	(13)%	0%

Promotional expense	(7)%	69%	40%	3%	(12)%	2%

*	Base business results exclude acquisitions, divestitures and the effect of currency.

**	Base unit volumes exclude acquisitions and divestitures.

[1]	Trail's Best was acquired in October 2001. There were no other acquisitions and no divestitures in this segment in FY02 or 1Q03.

[2]
The Earthgrains Company was acquired on August 7, 2001, and the results of operations have been included since August 8, 2001. There were no other acquisitions and no divestitures in this segment in FY02 or 1Q03.

[3]	Cafe Prima was acquired in December 2001. There were no other acquisitions and no divestitures in this segment in FY02 or 1Q03.

[4]	There were no acquisitions or divestitures in FY02 or 1Q03 in this segment.

[5]
The following businesses were sold in 1Q02: International Fabrics operations in France, Italy, Spain, Portugal, and the U.K.; Liabel and Vocal. International Fabrics China was sold in 3Q02. There were no other divestitures and no acquisitions in this segment in FY02 or 1Q03.

Sara Lee Corporation (NYSE)
Consolidated Statements of Income
(in millions except per share amounts)

	First Quarter Ended
	September 28, 2002	September 29, 2001	Percent Change
Net sales	$4,534	$4,248	6.7%

Cost of sales	2,752	2,716
Cost of sales - product line exit	—	(3)
Selling, general and administrative expenses	1,366	1,218
Interest expense	67	74
Interest income	(19)	(23)
(Income) charges for exit activities and business dispositions	(9)	4

	4,157	3,986

Income before income taxes	377	262	44.1
Income taxes	69	20

Net income	$308	$242	27.7

Net income per common share
Basic	$0.39	$0.31	25.8

Diluted	$0.38	$0.30	26.7

Average shares outstanding
Basic	782	783

Diluted	814	816

See accompanying notes to financial statements for information regarding the unusual items and the acquisition of Earthgrains.

Sara Lee Corporation (NYSE)
Operating Results by Industry Segment
Unusual Items not Allocated to Industry Segments
(in millions)

	First Quarter Ended
	Sales			Operating Income
	September 28,	September 29,	Percent Change	September 28,	September 29,	Percent Change
	2002	2001		2002	2001
Sara Lee Meats	$923	$938	(1.7)%	$89	$74	21.0%
Sara Lee Bakery	822	545	50.8	44	35	25.3
Beverage	619	614	0.9	86	94	(8.6)
Household Products	478	464	3.1	72	68	5.0
Intimates and Underwear	1,693	1,689	0.3	206	127	62.2

Total sales and operating companies income	4,535	4,250	6.7	497	398	24.8
Intersegment sales	(1)	(2)	43.6	—	—	—
Amortization of identifiable intangibles	—	—	—	(24)	(14)	(72.6)
General corporate expenses	—	—	—	(57)	(70)	19.1
Exit activities and business dispositions	—	—	—	9	(1)	NM

Total net sales and operating income	4,534	4,248	6.7	425	313	35.8
Net interest expense	—	—	—	(48)	(51)	6.2

Net sales and income before income taxes	$4,534	$4,248	6.7%	$377	$262	44.1%

See accompanying notes to financial statements for information regarding the unusual items and the acquisition of Earthgrains.

Sara Lee Corporation (NYSE)
Operating Results by Industry Segment
Unusual Items Allocated to Industry Segments
(in millions)

	First Quarter Ended
	Sales			Operating Income
	September 28, 2002	September 29, 2001	Percent Change	September 28, 2002	September 29, 2001	Percent Change
Sara Lee Meats	$923	$938	(1.7)%	$90	$68	30.4%
Sara Lee Bakery	822	545	50.8	45	33	37.6
Beverage	619	614	0.9	86	96	(10.1)
Household Products	478	464	3.1	72	68	5.9
Intimates and Underwear	1,693	1,689	0.3	213	132	61.5

Total sales and operating companies income	4,535	4,250	6.7	506	397	27.4
Intersegment sales	(1)	(2)	43.6	—	—	—
Amortization of identifiable intangibles	—	—	—	(24)	(14)	(72.6)
General corporate expenses	—	—	—	(57)	(70)	19.1

Total net sales and operating income	4,534	4,248	6.7	425	313	35.8
Net interest expense	—	—	—	(48)	(51)	6.2

Net sales and income before income taxes	$4,534	$4,248	6.7%	$377	$262	44.1%

See accompanying notes to financial statements for information regarding the unusual items and the acquisition of Earthgrains.

Sara Lee Corporation (NYSE)

Consolidated Balance Sheets
(in millions)

	September 28,	June 29,
	2002	2002
ASSETS
Cash and equivalents	$210	$298
Trade accounts receivable	1,911	1,831
Inventories	2,495	2,509
Other current assets	337	341
Net assets held for sale	6	7

Total current assets	4,959	4,986
Other non-current assets	247	192
Property, net	3,129	3,155
Trademarks and other identifiable intangibles, net	2,067	2,106
Goodwill, net	3,290	3,314

	$13,692	$13,753

LIABILITIES AND EQUITY
Notes payable	$865	$468
Accounts payable	1,171	1,321
Accrued liabilities	2,859	2,953
Current maturities of long-term debt	1,307	721

Total current liabilities	6,202	5,463
Long-term debt	3,463	4,326
Deferred income taxes	562	534
Other non-current liabilities	1,040	1,038
Minority interest in subsidiaries	634	632
Preferred stock	13	18
Common stockholders' equity	1,778	1,742

	$13,692	$13,753

Notes to the Financial Statements

1.)
The Company’s results for the first quarter of fiscal 2003 and 2002 were affected by actions related to the Reshaping program initiated in May 2000. Reshaping actions completed during the first quarter of fiscal 2003 were executed for amounts that were more favorable than previously estimated and this resulted in an increase in pretax income, net income and diluted earnings per share of $9 million, $7 million and $.01, respectively. During the first quarter of fiscal 2002, the Company’s management approved plans to close certain high cost manufacturing and distribution activities, and completed the disposition of certain non-core businesses. Also during the first quarter of 2002, the Company concluded that it could not complete a previously announced business disposition in a timely manner and this resulted in the reversal of the charge previously recognized for this planned action. The net impact of these fiscal 2002 activities was a $1 million reduction in pretax income, a $29 million increase in net income and an increase in diluted EPS of $.04 per share.

Impact of Exit Activities and Business Dispositions on                                                         Sara Lee Corporation (NYSE)
Net Income and Diluted Earnings Per Share
	First Quarter Ended
(In Millions, Except Per Share Data)	September 28, 2002	September 29, 2001	Percent Change
Net income in accordance with U.S. GAAP	$308	$242	27.7%
Exclude income from exit activities and business dispositions, net of tax	(7)	(29)	(76.7)

Net income excluding exit activities and business dispositions, net of tax	$301	$213	41.9%

Diluted EPS in accordance with U.S. GAAP (1)	$0.38	$0.30	26.7%
Exclude income from exit activities and business dispositions	(0.01)	(0.04)	(75.0)

Diluted EPS - excluding exit activities and business dispositions	$0.37	$0.26	42.3%

(1) EPS amounts are rounded to nearest cent, and individual amounts will not necessarily sum.

2.)
In the first quarter of fiscal 2002, the Corporation acquired the outstanding common shares of The Earthgrains Company (Earthgrains). Under the terms of the purchase agreement, the Corporation acquired Earthgrains’ common stock for $40.25 per share, or approximately $1.9 billion. Cash on the Earthgrains’ balance sheet on the acquisition date reduced the purchase price to a net amount of approximately $1.8 billion. In addition, the Corporation assumed $1.0 billion of Earthgrains’ long-term debt and notes payable. The results of operations of Earthgrains have been included in the consolidated financial results of the Corporation since August 8, 2001. As a result, the Corporation has included the consolidated financial results of operations from Earthgrains for the full first quarter of 2003, which is 38 days greater than included in the first quarter of fiscal 2002. The sales and operating profits generated by the Earthgrains business for the first 38 days of the first quarter of fiscal 2003 were $282 million and $17 million, respectively.

3.)	Certain prior year amounts have been reclassified to conform to current year presentation.